VALHI REPORTS FIRST QUARTER 2016 RESULTS

DALLAS, TEXAS . . May 9, 2016.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $19.5 million, or $.06 per diluted share, in the first quarter of 2016 compared to net income attributable to Valhi stockholders of $11.9 million, or $.04 per diluted share, in the first quarter of 2015.   Changes in reported net income (loss) attributable to Valhi stockholders are primarily due to changes in operating results in the Company's Chemicals and Waste Management Segments.

The Chemicals Segment's net sales of $318.5 million in the first quarter of 2016 were $46.6 million, or 13% lower than in the first quarter of 2015 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 14% lower in the first quarter of 2016 as compared to the first quarter of 2015.  The Chemicals Segment's average selling prices at the end of the first quarter of 2016 were 1% lower than at the end of 2015, with slightly lower prices in certain European and North American markets, partially offset by higher prices in certain export markets, which are historically more volatile from period to period due to the variability of product grade and customer mix.  TiO2 sales volumes for the first quarter of 2016 increased 5% as compared to the first quarter of 2015, with higher volumes in European and export markets.  The Chemicals Segment's sales volumes in the first quarter of 2016 set a new record for a first quarter.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $11 million as compared to the first quarter of 2015.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in sales.
The Chemicals Segment's operating income for the first quarter of 2016 was $3.0 million as compared to $34.0 million in the first quarter of 2015.  The Chemicals Segment's operating income in the first quarter of 2016 decreased primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015 reflected in both cost of sales and other operating expenses), and higher sales and production volumes.  The Chemicals Segment operated its production facilities at overall average capacity utilization rates of 93% and 97% in the first quarter of 2015 and 2016, respectively.  The Chemicals Segment's production capacity utilization in the first quarter of 2015 was impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased operating income by approximately $7 million.

The Component Products Segment's net sales decreased 3% in the first quarter of 2016 as compared to the first quarter 2015.  Net sales decreased primarily due to security products sales in the first quarter of 2015 to a government security end user that, as expected, did not recur in the first quarter of 2016.  This decrease was partially offset by increased security product sales to another government customer as well as increased  marine components sales primarily as a result of improved demand for products sold to the waterski/wakeboard boat markets.    The Component Products Segment's operating income decreased from $3.7 million in the first quarter of 2015 to $3.4 million in the first quarter of 2016, primarily due to decreased leverage of fixed manufacturing costs over decreased production volumes, offset in part by increased variable contribution margins attributable to relative changes in customer and product mix.

The Waste Management Segment's net sales decreased by $9.8 million in the first quarter of 2016 compared to the same period of 2015.  Disposal volumes for the first quarter of 2016 were negatively impacted by a general industry wide slowdown in shipments of waste for disposal.   In addition we benefited from a one-time disposal campaign related to the decommissioning of a nuclear power plant which contributed $4.0 million of revenue in the first three months of 2015.  Lower disposal volumes in the first quarter of 2016 resulted in lower coverage of fixed costs as compared to the same period of 2015. As a result, our Waste Management Segment had a significantly higher operating loss in the first quarter of 2016 than the same period of 2015.
The Real Estate Management and Development Segment had first quarter 2016 sales of $2.7 million, including $1.0 million, in revenue on sales of land held for development compared to the first quarter of 2015 sales of $8.1 million, including $5.9 million in sales of land held for development.   The Real Estate Management and Development Segment had an operating loss of $5.9 million in the first quarter of 2016 compared to $.2 million in the first quarter of 2015.  Included in the 2016 operating loss is a contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2016.
Corporate expenses increased from $8.2 million in the first quarter of 2015 to $11.5  million in the same period in 2016, as higher environmental remediation and related expenses were partially offset by lower litigation and related costs.  Interest expense increased to $15.7 million in the first quarter of 2016 from $14.6 million in the first quarter of 2015 primarily due to higher average debt balances outstanding and higher average interest rates during the first quarter of 2016 compared to the same period of 2015.  Our provision for income taxes in the first quarter of 2015 includes a non-cash income tax benefit of $2.7 million (or $.01 per diluted share), primarily related to the release of a portion of our reserve for uncertain tax positions due to the expiration of the applicable statute of limitations.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;

•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.
Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate development industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2015	2016
	(unaudited)

Net sales
Chemicals	$365.1	$318.5
Component products	27.9	27.1
Waste management	15.0	5.2
Real estate management and development	8.1	2.7

Total net sales	$416.1	$353.5

Operating income (loss)
Chemicals	$34.0	$3.0
Component products	3.7	3.4
Waste management	(2.9)	(10.8)
Real estate management and development	(0.2)	(5.9)

Total operating income (loss)	34.6	(10.3)

General corporate items:
Securities earnings	6.7	6.8
Insurance recoveries	3.1	.1
General expenses, net	(8.2)	(11.5)
Interest expense	(14.6)	(15.7)

Income (loss)before income taxes	21.6	(30.6)

Income tax expense (benefit)	4.3	(8.6)

Net income (loss)	17.3	(22.0)

Noncontrolling interest in net income (loss)
of subsidiaries	5.4	(2.5)

Net income (loss) attributable to Valhi
stockholders	$11.9	$(19.5)

Basic and diluted net income (loss) per share:
Net income per share attributable to Valhi
stockholders	$.04	$(.06)

Basic and diluted weighted average shares
outstanding	$342.0	$342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2016 vs. 2015
(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(14)%
TiO2 sales volumes	5
TiO2 product mix	(1)
Changes in currency exchange rates	(3)

Total	(13)%